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                                                                    EXHIBIT 99.1


                        (HORIZON HEALTH CORPORATION LOGO)


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                Contact:  Ronald C. Drabik
                                               Senior Vice President - Finance
                                               And Administration
                                               972 420-8222

              HORIZON HEALTH CORPORATION ANNOUNCES JAMES K. NEWMAN
               TO RESUME PRESIDENCY UPON DEATH OF JAMES W. MCATEE


LEWISVILLE, Texas (April 28, 2003) - Horizon Health Corporation (NASDAQ/NM:HORC) today announced that James W. McAtee, President and CEO of the Company, died unexpectedly yesterday at his residence. The Company announced further that James K. Newman, Chairman of the Company (age 59), will resume the role of President and CEO of the Company, the position he previously held from 1989 to 1998.

         Mr. Newman stated, "We are all deeply saddened by Jim's death. The Company has outstanding senior leadership and quality personnel throughout the organization. I am prepared to serve as President for a long as necessary to insure the continued success of the Company. Right now, our thoughts and prayers are with Jim's family. He was a special person, an outstanding leader and a good friend to all of us."

         Horizon Health Corporation is a provider, through its five subsidiaries, of employee assistance plans and mental health services to businesses and managed care organizations, professional nurse staffing services for general hospitals, as well as a leading contract manager of clinical programs offered by general acute care hospitals in the United States. As of February 28, 2003, Horizon had 875 contracts to provide EAP and mental health services covering nearly 3.0 million lives; 117 clinical trials and CQI+ outcomes measurement system contracts; and 109 mental health and 30 physical rehabilitation management contracts with general hospitals in 34 states. During the quarter ended February 28, 2003, Horizon's ProCare One Nurses subsidiary provided 598 nurses to 122 different general acute care hospital.